CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appear in the December 31, 2018 Annual Report to Stockholders of Tri-Continental Corporation, and to the use of our report dated April 23, 2019 relating to the “Senior Securities - $2.50 Cumulative Preferred Stock” schedule included therein. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 23, 2019